Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

Jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports Third Quarter 2021 Results

BATON ROUGE, Louisiana -- (November 2, 2021) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”) today announced results for the third quarter ended September 30, 2021, highlighting improved fleet utilization, rental rate appreciation and significant progress toward the Company’s strategic transition to a pure-play rental business. During the third quarter of 2021, the Company agreed to sell its crane business, (the “Crane Sale”).  All results and comparisons below Total Company Summary are presented on a continuing operations basis and exclude the Crane Sale.

THIRD QUARTER 2021 SUMMARY

Total Company Third Quarter 2021 Summary (including both continuing and discontinued operations)

•	Revenues in the third quarter of 2021, including both continuing and discontinued operations, increased 10.4% to $319.4 million compared to $289.3 million in the third quarter of 2020.
•

Net income in the third quarter, including both continuing and discontinued operations, was $29.5 million compared to $10.1 million in the third quarter of 2020. The effective income tax rate was 24.8% in the third quarter of 2021 and 40.9% in the third quarter of 2020.

•

Adjusted EBITDA in the third quarter of 2021, including both continuing and discontinued operations, increased 20.6% to $119.1 million compared to $98.8 million in the same quarter of 2020, yielding a margin of 37.3% of revenues compared to 34.1% in the third quarter of 2020.

Continuing Operations Third Quarter 2021 Summary

•	Revenues increased 9.3% in the third quarter of 2021 to $275.4 million compared to $251.9 million in the third quarter of 2020.
•

Net income was $24.7 million in the third quarter of 2021 compared to $8.0 million in the third quarter of 2020.  The effective income tax rate was 24.7% in the third quarter of 2021 compared to 30.4% in the third quarter of 2020.

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

•

Adjusted EBITDA increased 24.1% in the third quarter of 2021 to $112.3 million compared to $90.5 million in the third quarter of 2020, yielding a margin of 40.8% of revenues compared to 35.9% over the same period of comparison.

•

Total equipment rental revenues for the third quarter of 2021 were $197.2 million, an increase of $35.7 million, or 22.1%, compared to $161.5 million a year ago. Rental revenues for the third quarter of 2021 were $176.7 million, an increase of $31.3 million, or 21.6%, compared to $145.3 million in the third quarter of 2020.

•	Used equipment sales decreased 14.2% in the third quarter of 2021 to $31.1 million compared to $36.2 million in the same quarter of 2020.
•	New equipment sales totaled $19.4 million in the third quarter of 2021, a decline of 30.4% when compared to $27.8 million in the third quarter of 2020.
•	Gross margin improved to 41.4% in the third quarter of 2021 compared to 34.9% in the same quarter of 2020.
•

Total equipment rental gross margins were 45.6% in the third quarter of 2021 compared to 39.6% in the same quarter of 2020.  Rental gross margins were 50.9% compared to 44.3% over the same period of comparison.

•

Average time utilization (based on original equipment cost) was 71.9% compared to 63.5% a year ago.  The size of the Company’s rental fleet based on original acquisition cost increased 5.0% from the third quarter in 2020, to approximately $1.8 billion. On a sequential basis, the rental fleet grew 2.9% when compared to the second quarter of 2021.

•	Average rental rates improved 2.9% in the third quarter of 2021 compared to a year ago and 2.6% when compared to the second quarter of 2021.
•	Dollar utilization improved to 38.9% in the third quarter of 2021 compared to 32.9% in the third quarter of 2020.
•	Average rental fleet age on September 30, 2021, was 39.6 months compared to an industry average age of 52.7 months.
•	Agreed to sell the crane business, closing the transaction on October 1, 2021, with proceeds of approximately $130 million, subject to adjustments.
•	Paid regular quarterly cash dividend of $0.275 per share of common stock.

“Customer demand for our diverse mix of rental equipment remained vigorous throughout the third quarter as the recovery in non-residential construction intensified, and the increased activity led to another quarter of strong financial performance,” remarked Brad Barber, Chief Executive Officer of H&E Equipment Services, Inc.  “Among our key metrics, average physical utilization improved to 71.9% in the third quarter, decidedly better than averages, when stated on a continuing operations basis, of 63.5% and 68.7% in the third quarter of 2020 and the second quarter of 2021, respectively.  Also, as equipment utilization increased, rental rates posted another quarter of sequential improvement, up 2.6% from the second quarter while rates advanced 2.9% when compared to the third quarter in 2020.  By the conclusion of the third quarter, rental rates had improved approximately 450 basis points from the pandemic-induced lows experienced in early 2021.  Finally, in the face of global supply chain challenges, we grew our equipment rental fleet by 2.9% sequentially and 8.4% since the conclusion of 2020.”

Mr. Barber remained enthusiastic about the equipment rental industry, stating, “A broadening industrial recovery led by an abundance of non-residential construction activity serves as the underpinning of a truly robust business environment. Across our rental fleet, physical utilization during October peaked at 75%, our best measure since 2018. The strong measure is indicative of outstanding operational execution and continued strong demand as we entered the final quarter of 2021. Industry indicators continue to signal the likelihood for further non-residential project expansion in 2022.”

Addressing recent strategic accomplishments, Mr. Barber noted, “Our exit from the crane distribution business, as well as the sale of two earthmoving distribution branches represent significant steps we are taking to advance H&E’s strategic transition to a pure equipment rental business. These measures are helping to establish a pathway to higher and more sustainable

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

revenue growth as well as margin appreciation through the business cycle. Proceeds from these transactions will facilitate continued investment in our rental fleet and support further development of our national branch network. Our warm start and greenfield branch expansion strategy remain an integral part of our future growth plans. In fact, following the addition of 10 branches in 2021, including most recently a new facility in Ogden, Utah, we expect to establish no fewer than 10 new branches in 2022.

“Next month, H&E will celebrate its 60th year in business. As we approach this milestone, I am very confident in the Company’s ability to capitalize on future growth initiatives that should enhance our competitive position. Reinforcing my confidence are factors such as our young rental fleet, our diverse geographic presence, the strength of our balance sheet and ample liquidity, our robust and scalable digital customer platform, and the ability and experience of our leadership team. Collectively, these attributes will serve us well as we address the numerous opportunities generated by a strong business cycle.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2021 CONTINUING OPERATIONS:

Revenue

Total revenues increased 9.3% to $275.4 million in the third quarter of 2021 from $251.9 million in the third quarter of 2020.  Total equipment rental revenues increased 22.1% to $197.2 million compared to $161.5 million in the third quarter of 2020. Rental revenues increased 21.6% to $176.7 million compared to $145.3 million in the third quarter of 2020. Used equipment sales decreased 14.2% to $31.1 million compared to $36.2 million in the same quarter of 2020. New equipment sales decreased 30.4% to $19.4 million compared to $27.8 million in the same quarter of 2020. Parts sales increased 7.4% to $17.5 million in the third quarter of 2021 compared to $16.3 million in the same quarter of 2020 and service revenues increased 1.6% to $8.6 million compared to $8.5 million over the same period of comparison.

Gross Profit

Gross profit increased 29.4% in the third quarter of 2021 to $113.9 million from $88.0 million in the third quarter of 2020.  Gross margin was 41.4% for the third quarter of 2021 compared to 34.9% for the third quarter of 2020. On a segment basis, gross margin on total equipment rentals was 45.6% in the third quarter of 2021 compared to 39.6% in the third quarter of 2020.  Rental margins were 50.9% compared to 44.3% over the same period of comparison.  On average, rental rates in the third quarter of 2021 were 2.9% better than rental rates in the third quarter of 2020.  Time utilization (based on original equipment cost) was 71.9% in the third quarter of 2021 compared to 63.5% in the third quarter of 2020. Gross margins on used equipment sales were 37.6% compared to 30.4% over the same period of comparison. Gross margins on new equipment sales were 12.4% in the third quarter of 2021 compared to 11.0% in the third quarter of 2020. Gross margins on parts sales were 24.5% in the third quarter of 2021 compared to 26.0% in the third quarter of 2020.  Gross margins on service revenues were 65.2% compared to 67.5% over the same period of comparison.

Rental Fleet

At the end of the third quarter of 2021, the original acquisition cost of the Company’s rental fleet was approximately $1.8 billion, which represented a 5.0%, or $87.7 million, increase from the end of the third quarter of 2020.  Dollar utilization for the third quarter of 2021 was 38.9% compared to 32.9% for the third quarter of 2020.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2021 were $74.4 million, an increase of $9.9 million, or 15.3%, compared to $64.5 million in the third quarter of 2020. The higher expenses were primarily due to a $9.1 million increase in employee salaries, wages, incentive compensation related to increased profitability, payroll taxes and related employee benefits, a $0.9 million increase in facilities expenses and a $0.6 million increase in professional fees. SG&A expenses in the third

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

quarter of 2021 as a percentage of total revenues were 27.0%, compared to 25.6% in the third quarter of 2020. Approximately $3.3 million of SG&A expenses in the third quarter of 2021 were attributable to warm start branches opened since the third quarter of 2020.

Income from Operations

Income from operations for the third quarter of 2021 was $45.7 million, or 16.6% of revenues, compared to $25.4 million, or 10.1% of revenues, for the third quarter of 2020.

Interest Expense

Interest expense was $13.4 million for the third quarter of 2021, a reduction of 9.8% when compared to $14.9 million for the third quarter of 2020.

Net Income

Net income in the third quarter of 2021, including both continuing and discontinued operations, was $29.5 million, or $0.81 per diluted share, compared to $10.1 million, or $0.28 per diluted share in the third quarter of 2020. The effective income tax rate was 24.8% in the third quarter of 2021 compared to 40.9% in the third quarter of 2020. On a continuing operations basis, net income in the third quarter of 2021 was $24.7 million, or $0.68 per diluted share, compared to net income of $8.0 million, or $0.22 per diluted share, in the third quarter of 2020.  The effective income tax rate was 24.7% in the third quarter of 2021 compared to 30.4% in the third quarter of 2020.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2021, for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter 2021 results today, November 2, 2021, at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on November 2, 2021, and will continue through November 9, 2021, by dialing 877-344-7529 and entering the confirmation code 10161135.

A live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on November 2, 2021, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation, serving customers across 24 states. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

Northwest, West Coast, Intermountain, Southwest, Gulf Coast States, Southeast, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Equipment rentals	$197,184	$161,461	$526,014	$481,563
Used equipment sales	31,071	36,216	105,746	94,890
New equipment sales	19,355	27,827	70,161	79,957
Parts sales	17,503	16,291	49,939	50,197
Service revenues	8,624	8,489	24,694	27,245
Other	1,699	1,629	4,991	5,403
Total revenues	275,436	251,913	781,545	739,255

Cost of revenues:
Equipment rentals
Rental depreciation	58,339	55,972	168,305	170,900
Rental expense	28,326	25,006	80,900	72,570
Rental other	20,510	16,537	55,394	46,883
	107,175	97,515	304,599	290,353
Used equipment sales	19,383	25,204	68,426	64,119
New equipment sales	16,946	24,769	61,576	71,198
Parts sales	13,209	12,054	36,715	36,508
Service revenues	3,000	2,756	8,193	8,695
Other	1,815	1,606	4,896	5,436
Total cost of revenues	161,528	163,904	484,405	476,309

Gross Profit	113,908	88,009	297,140	262,946

Selling, general, and administrative expenses	74,403	64,540	213,259	200,442
Merger and other	9	150	115	308
Gain on sales of property and equipment, net	(6,166)	(2,047)	(6,951)	(6,818)
Impairment of goodwill	-	-	-	55,664

Income from Operations	45,662	25,366	90,717	13,350

Interest expense	(13,430)	(14,887)	(40,298)	(46,489)
Other income, net	615	989	2,026	2,256
Income (loss) from continuing operations before provision (benefit) for income taxes	32,847	11,468	52,445	(30,883)
Provision (benefit) for income taxes	8,119	3,485	13,611	(5,820)

Net income (loss) from continuing operations	$24,728	$7,983	$38,834	$(25,063)

Discontinued Operations:
Income from discontinued operations before provision for income taxes	6,411	5,614	14,246	12,709
Provision for income taxes	1,602	3,494	3,626	5,696
Net income from discontinued operations	$4,809	$2,120	$10,620	$7,013

Net income (loss)	$29,537	$10,103	$49,454	$(18,050)

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
NET INCOME (LOSS) PER SHARE:
From continuing operations per common share:
Basic	$0.68	$0.22	$1.07	$(0.70)
Diluted	$0.68	$0.22	$1.07	$(0.70)
From discontinued operations per common share:
Basic	$0.13	$0.06	$0.29	$0.19
Diluted	$0.13	$0.06	$0.29	$0.19
Net income (loss) per common share:
Basic	$0.81	$0.28	$1.36	$(0.50)
Diluted	$0.81	$0.28	$1.36	$(0.50)
Weighted average common shares outstanding:
Basic	36,296	36,110	36,232	36,035
Diluted	36,436	36,249	36,420	36,035
Dividends declared per common share	$0.275	$0.275	$0.825	$0.825

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2021	2020
Cash	$235,024	$310,882
Rental equipment, net	1,112,056	989,423
Assets held for sale	110,900	121,455
Total assets	2,050,914	1,980,484
Total debt (1)	1,250,111	1,250,305
Total liabilities	1,791,491	1,742,251
Stockholders’ equity	259,423	238,233
Total liabilities and stockholders’ equity	$2,050,914	$1,980,484

(1)	Total debt consists of the aggregate amounts on the senior unsecured notes and finance lease obligations.

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Nine Months Ended September 30,
	2020		2020
	As Reported	Adjustment	As Adjusted
Gross profit	$262,946	$–	$262,946
Selling, general and administrative expenses	200,442	–	200,442
Impairment of goodwill	55,664	(55,664)	–
Gain on sale of property and equipment, net	6,818	–	6,818
Merger and other	308	–	308
Income from continuing operations	13,350	55,664	69,014
Interest expense	(46,489)	–	(46,489)
Other income, net	2,256	–	2,256
Income (loss) from continuing operations before provision (benefit) for income taxes	(30,883)	55,664	24,781
Provision (benefit) for income taxes	(5,820)	11,405	5,585
Net income (loss) from continuing operations	$(25,063)	$44,259	$19,196

Income from discontinued operations before provision (benefit) for income taxes (1)	12,709	6,330	19,039
Provision (benefit) for income taxes	5,696	(975)	4,721
Net income from discontinued operations	$7,013	$7,305	$14,318

Net income (loss)	$(18,050)	$51,564	$33,514

(1)	Adjustment consists of impairment of goodwill from discontinued operations.

	Nine Months Ended September 30,
	2020		2020
	As Reported	Adjustment	As Adjusted
NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) from continuing operations per common share:	$(0.70)	$1.23	$0.53
Basic – Net income from discontinued operations per common share:	$0.19	$0.20	$0.40
Basic – Net income (loss) per common share:	$(0.50)	$1.43	$0.93
Basic – Weighted average common shares outstanding:	36,035	36,035	36,035

Diluted – Net income (loss) from continuing operations per common share:	$(0.70)	$1.22	$0.53
Diluted – Net income from discontinued operations per common share:	$0.19	$0.20	$0.40
Diluted – Net income (loss) per common share:	$(0.50)	$1.43	$0.93
Diluted – Weighted average common shares outstanding:	36,035	36,146	36,146

(1)Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Income (loss)	$29,537	$10,103	$49,454	$(18,050)
Net income from discontinued operations	4,809	2,120	10,620	7,013
Net income (loss) from continuing operations	24,728	7,983	38,834	(25,063)
Interest Expense	13,430	14,887	40,298	46,489
Provision (benefit) for income taxes	8,119	3,485	13,611	(5,820)
Depreciation	65,040	62,974	188,005	191,594
Amortization of intangibles	993	994	2,978	2,996

EBITDA from continuing operations	$112,310	$90,323	$283,726	$210,196

Merger and other	9	150	115	308
Impairment of goodwill	-	-	-	55,664

Adjusted EBITDA from continuing operations	$112,319	$90,473	$283,841	$266,168

Net income from discontinued operations	$4,809	$2,120	$10,620	$7,013
Provision for income taxes	1,602	3,494	3,626	5,696
Depreciation	-	2,668	4,803	8,040

EBITDA from discontinued operations	$6,411	$8,282	$19,049	$20,749
Merger and other	384	-	1,695	-
Impairment of goodwill	-	-	-	6,330
Adjusted EBITDA from discontinued operations	$6,795	$8,282	$20,744	$27,079

Adjusted EBITDA	$119,114	$98,755	$304,585	$293,247

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H&E Equipment Services Reports Third Quarter 2021 Results

November 2, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Equipment rentals (1)	$176,655	$145,309	$471,012	$435,185
Rentals other	20,529	16,152	55,002	46,378
Total equipment rentals	197,184	161,461	526,014	481,563

RENTAL COST OF SALES
Rental depreciation	58,339	55,972	168,305	170,900
Rental expense	28,326	25,006	80,900	72,570
Rental other	20,510	16,537	55,394	46,883
Total rental cost of sales	107,175	97,515	304,599	290,353

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	89,990	64,331	221,807	191,715
Rentals other	19	(385)	(392)	(505)
Total rental revenues gross profit	$90,009	$63,946	$221,415	$191,210

RENTAL REVENUES GROSS MARGIN
Equipment rentals	50.9%	44.3%	47.1%	44.1%
Rentals other	0.1%	-2.4%	-0.7%	-1.1%
Total rental revenues gross margin	45.6%	39.6%	42.1%	39.7%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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